EXHIBIT 99.1

FINANCIAL STATEMENTS

OF

THE UNITED ILLUMINATING COMPANY

AS OF AND FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2012 AND 2011

(UNAUDITED)

TABLE OF CONTENTS

Page
Number

Financial Statements:

Statement of Income for the three and six months ended June 30, 2012 and 2011	3

Balance Sheet as of June 30, 2012 and 2011	4

Statement of Cash Flows for the six months ended June 30, 2012 and 2011	6

Statement of Changes in Shareholder’s Equity	7

Notes to the Financial Statements	8

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2012	2011	2012	2011

Operating Revenues	$179,186	$183,436	$369,692	$381,662

Operating Expenses
Operation
Purchased power	34,358	37,311	75,016	86,574
Operation and maintenance	52,257	54,239	108,423	110,577
Transmission wholesale	17,234	17,607	33,282	34,629
Depreciation and amortization	24,660	22,620	48,632	46,906
Taxes - other than income taxes	15,810	17,559	32,228	35,822
Total Operating Expenses	144,319	149,336	297,581	314,508
Operating Income	34,867	34,100	72,111	67,154

Other Income and (Deductions), net	3,435	5,049	9,511	10,670

Interest Charges, net
Interest on long-term debt	9,845	9,912	18,967	20,011
Other interest, net	348	(26)	1,700	(84)
	10,193	9,886	20,667	19,927
Amortization of debt expense and redemption premiums	352	416	717	829
Total Interest Charges, net	10,545	10,302	21,384	20,756

Income Before Income Taxes	27,757	28,847	60,238	57,068

Income Taxes (Note E)	12,997	12,509	28,321	24,367

Income Before Equity Earnings	14,760	16,338	31,917	32,701
Income from Equity Investments	3,915	2,647	8,402	4,709

Net Income	$18,675	$18,985	$40,319	$37,410

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

ASSETS
(In Thousands)
(Unaudited)

	June 30,	June 30,
	2012	2011
Current Assets
Unrestricted cash and temporary cash investments	$1,498	$-
Restricted cash	3,960	5,063
Accounts receivable less allowance of $3,400 and $3,400, respectively	88,171	96,763
Unbilled revenues	41,908	42,765
Current regulatory assets (Note A)	64,651	45,736
Deferred income taxes	20,902	22,797
Refundable taxes	22,203	25,660
Current portion of derivative assets (Note A)	11,410	10,575
Other accounts receivable	10,942	24,803
Other	6,873	8,058
Total Current Assets	272,518	282,220

Other investments
Equity investment in GenConn (Note A)	126,554	69,486
Other	6,238	6,138
Total Other investments	132,792	75,624

Net Property, Plant and Equipment	1,579,654	1,426,872

Regulatory Assets (future amounts due from customers through the ratemaking process) (Note A)	644,325	644,184

Deferred Charges and Other Assets
Unamortized debt issuance expenses	7,227	6,853
Related party note receivable	-	63,033
Other long-term receivable	1,276	1,279
Derivative assets (Note A)	70,161	73,679
Other	12,970	8,512
Total Deferred Charges and Other Assets	91,634	153,356

Total Assets	$2,720,923	$2,582,256

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

LIABILITIES AND CAPITALIZATION
(In Thousands)
(Unaudited)

	June 30,	June 30,
	2012	2011
Current Liabilities
Current portion of long-term debt	$25,000	$102,832
Accounts payable	79,820	114,952
Dividends payable	19,600	16,000
Accrued liabilities	24,822	27,497
Current regulatory liabilities (Note A)	11,954	46,394
Taxes accrued	9,245	11,084
Interest accrued	10,968	10,565
Current portion of derivative liabilities (Note A)	30,332	28,897
Total Current Liabilities	211,741	358,221

Noncurrent Liabilities
Pension accrued	133,003	122,095
Connecticut Yankee contract obligation (Note J)	12,718	15,759
Other post-retirement benefits accrued	46,137	52,189
Derivative liabilities (Note A)	229,563	240,601
Other	19,631	16,715
Total Noncurrent Liabilities	441,052	447,359

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	433,325	362,740

Regulatory Liabilities (future amounts owed to customers through the ratemaking process) (Note A)	96,143	73,014

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt	770,460	670,460

Common Stock Equity
Common stock	1	1
Paid-in capital	629,730	529,730
Retained earnings	138,471	140,731
Net Common Stock Equity	768,202	670,462

Total Capitalization	1,538,662	1,340,922

Total Liabilities and Capitalization	$2,720,923	$2,582,256

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2012	2011
Cash Flows From Operating Activities
Net income	$40,319	$37,410
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,349	47,735
Deferred income taxes	36,522	18,885
Allowance for funds used during construction (AFUDC) - equity	(3,522)	(5,210)
Stock-based compensation expense (Note A)	330	1,778
Pension expense	10,652	12,482
Undistributed earnings in equity investments	(8,402)	(4,709)
Excess generation service charge	(2,278)	2,191
Deferred Transmission (income) expense	(22,278)	11,458
Other non-cash items, net	(2,298)	(4,545)
Changes in:
Accounts receivable, net	(1,493)	(17,855)
Unbilled revenues	(4,033)	660
Equity investment in GenConn	12,925	-
Accounts payable	(13,187)	4,198
Taxes accrued/refundable, net	24,457	3,625
Accrued liabilities	(4,371)	(15,291)
Accrued pension	(21,031)	(44,109)
Other assets	978	562
Other liabilities	578	(1,318)
Total Adjustments	52,898	10,537
Net Cash provided by Operating Activities	93,217	47,947

Cash Flows from Investing Activities
Related party note receivable	-	(1,050)
Plant expenditures including AFUDC debt	(95,185)	(133,039)
Changes in restricted cash	2,579	(2,664)
Deposits in New England East West Solution (NEEWS) (Note C)	(3,330)	(1,099)
Other	-	(2,000)
Net Cash (used in) Investing Activities	(95,936)	(139,852)

Cash Flows from Financing Activities
Issuances of long-term debt	203,500	1,050
Payment of long-term debt	(103,500)	-
Equity infusion from parent	100,000	60,000
Line of credit borrowings (repayments), net	(200,000)	40,000
Payment of common stock dividend	(33,500)	(32,600)
Intercompany borrowings	25,000	-
Bank overdrafts	-	11,286
Other	(856)	(48)
Net Cash provided (used in) by Financing Activities	(9,356)	79,688

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(12,075)	(12,217)
Balance at beginning of period	13,573	12,217
Balance at end of period	1,498	-

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$12,530	$32,870

The accompanying Notes to the  Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
June 30, 2012 and 2011
(Thousands of Dollars)
(Unaudited)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of June 30, 2010	100	$1	$469,730	$139,939	$609,670

Net income				69,392	69,392
Cash dividends				(68,600)	(68,600)
Equity infusion from parent			60,000		60,000
Balance as of June 30, 2011	100	$1	$529,730	$140,731	$670,462

Net income				71,840	71,840
Cash dividends				(74,100)	(74,100)
Equity infusion from parent			100,000		100,000
Balance as of June 30, 2012	100	$1	$629,730	$138,471	$768,202

The accompanying Notes to the Financial Statements
are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

(A)  BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899. It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes.

UI is also a 50-50 joint venturer, together with NRG Energy, Inc. (NRG), in GenConn Energy LLC (GenConn), a project selected to build and operate new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

The accounting records for UI are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the Public Utilities Regulatory Authority (PURA).

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

UI has evaluated subsequent events through the date its financial statements were available to be issued, August 9, 2012.

Derivatives

UI is party to contracts and involved in transactions that have been determined to be derivatives and are discussed below. The fair value of the gross derivative assets and liabilities as of June 30, 2012 and 2011 were as follows:

	June 30, 2012
	(In Thousands)

	Current Portion	Noncurrent Portion	Current Portion	Noncurrent Portion
	Derivative Assets	Derivative Assets	Derivative Liabilities	Derivative Liabilities

Contracts for differences	$11,410	$70,161	$(30,332)	$(229,563)

	June 30, 2011
	(In Thousands)

	Current Portion	Noncurrent Portion	Current Portion	Noncurrent Portion
	Derivative Assets	Derivative Assets	Derivative Liabilities	Derivative Liabilities

Contracts for differences	$10,575	$73,679	$(28,897)	$(240,601)

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Contracts for Differences (CfDs)

Pursuant to Connecticut’s 2005 Energy Independence Act (EIA), PURA initiated a process to solicit bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, PURA required that UI and CL&P execute long-term contracts with the selected resources.  In August 2007, PURA approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  As directed by PURA, UI executed two of the contracts and CL&P executed the other two contracts.  The cost of the contracts will be paid by customers and will be subject to a cost-sharing agreement whereby approximately 20% of the cost is borne by UI customers and approximately 80% by CL&P customers.

PURA has determined that costs associated with these CfDs will be recoverable by UI and CL&P, and in accordance with ASC 980 “Regulated Operations,” UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815 “Derivatives and Hedging.”  For those CfDs signed by CL&P, UI records its approximate 20% portion pursuant to the cost-sharing agreement noted above.  As of June 30, 2012, UI has recorded a gross derivative asset of $81.6 million, a regulatory asset of $178.3 million, and a gross derivative liability of $259.9 million ($157.9 million of which is related to UI’s portion of CL&P’s derivative liabilities).  See Note (K) “Fair Value of Financial Instruments” for additional CfD information.

The unrealized gains and losses from fair value adjustments to derivatives recorded in regulatory assets or regulatory liabilities for the three and six month periods ended June 30, 2012 and 2011 were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In Thousands)		(In Thousands)

Regulatory Assets - Derivative liabilities	$2,167	$30,375	$(5,781)	$70,536

Regulatory Liabilities - Derivative assets	$40	$(584)	$12	$5,748

Equity Investments

In February 2008, UI and an NRG affiliate formed GenConn, a 50-50 joint venture, for the purpose of constructing peaking generation plants in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $126.6 million and $69.5 million as of June 30, 2012 and 2011, respectively.

UI’s income from its equity investment in GenConn was $8.4 million and $4.7 million for the six month periods ended June 30, 2012 and 2011, respectively.  For the three month periods ended June 30, 2012 and 2011, such income was $3.9 million and 2.6 million, respectively.  As of June 30, 2012, the undistributed earnings from UI’s equity investment in GenConn were immaterial.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Regulatory Accounting

UI’s regulatory assets and liabilities as of June 30, 2012 and 2011 included the following:

	Remaining	June 30,	June 30,
	Period	2012	2011
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$262,720	$283,165
Income taxes due principally to book-tax differences	(b)	-	7,562
Connecticut Yankee	4 years	12,718	15,759
Unamortized redemption costs	9 to 21 years	12,505	13,307
Pension and other post-retirement benefit plans	(c)	179,680	166,621
Contracts for differences	(d)	178,322	185,244
Excess generation service charge	(e)	16,035	6,520
Deferred transmission income/expense	(f)	10,650	-
Storm costs	(g)	26,088	9,363
Other	(b)	10,258	2,379
Total regulatory assets		708,976	689,920
Less current portion of regulatory assets		64,651	45,736
Regulatory Assets, Net		$644,325	$644,184

Regulatory Liabilities:
Accumulated deferred investment tax credits	32 years	$4,685	$4,831
Income taxes due principally to book-tax differences	(b)	20,444	-
Deferred gain on sale of property	(a)	37,798	37,798
Middletown/Norwalk local transmission network service collections	38 years	22,261	22,835
Pension and other post-retirement benefit plans	Not applicable	-	3,303
Asset removal costs	(b)	2,897	(510)
Deferred transmission income/expense	(f)	-	38,494
Other	(b)	20,012	12,657
Total regulatory liabilities		108,097	119,408
Less current portion of regulatory liabilities		11,954	46,394
Regulatory Liabilities, Net		$96,143	$73,014

(a) Asset/Liability relates to the Competitive Transition Assessment (CTA).  Total CTA costs recovery is currently projected to be completed in 2015, with stranded cost amortization expected to end in 2013.  The remaining balances will be fully offset by amounts primarily included in income taxes due principally to book-tax differences.
(b) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.
(c) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).
(d) Asset life is equal to delivery term of related contracts (which vary from approximately 7 - 15 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K).
(e) Working capital allowance for generation service charge; this amount fluctuates based upon cash inflows and outflows in a given period.
(f) Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(g) Storm costs include accumulated costs for major storms occurring from January 2009 forward. UI will seek recovery of these costs in future rate proceedings.

Stock-Based Compensation

Certain members of management participate in the UIL Holdings 2008 Stock and Incentive Compensation Plan.  Total UI stock-based compensation expense for the six month periods ended June 30, 2012 and 2011 was $0.3 million and $1.8 million, respectively.  Total UI stock-based compensation expense for the three month periods ended June 30, 2012 and 2011 was zero and $0.1 million, respectively.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Variable Interest Entities

GenConn is a variable interest entity (VIE), accounted for under the equity method.  UI is not the primary beneficiary of GenConn, as defined in ASC 810 “Consolidation,” because it shares control of all significant activities of GenConn equally with its joint venturer, NRG.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through CfDs, which are cost of service-based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn Middletown, UI’s exposure to loss is primarily related to the potential for unrecovered GenConn operating or capital costs in a regulatory proceeding, the effect of which would be reflected in the carrying value of UI’s 50% ownership position in GenConn and through “Income from Equity Investments” in UI’s Consolidated Financial Statements.  Such exposure to loss cannot be determined at this time.

New Accounting Standards

In May 2011, the FASB issued amendments to ASC 820 “Fair Value Measurements and Disclosures,” which UI adopted on a prospective basis on January 1, 2012.  The adoption of the amendments resulted in additional details being included in new and existing tabular fair value disclosures as well as additional discussion regarding unobservable inputs.  The implementation of this guidance did not have a material impact on UI’s financial statements.

(B)  CAPITALIZATION

Common Stock

UI had 100 shares of common stock; no par value, outstanding as of June 30, 2012 and 2011.

Long-Term Debt

Due to conditions in the municipal bond market, UI determined it was economically favorable to refinance multiple series of pollution control revenue bonds in the aggregate principal amount outstanding of $103.5 million with notes issued in the private placement market.  On January 30, 2012, UI entered into a Note Purchase Agreement with a group of institutional accredited investors to issue $203.5 million principal amount of senior unsecured notes.  On January 30, 2012, $103.5 million of such notes were issued as follows:  3.61%, Series B, due January 31, 2022, in the principal amount of $51.5 million and 4.89%, Series D, due January 30, 2042, in the principal amount of $52 million.  On April 2, 2012, the remaining $100 million of such notes were issued as follows:  2.98%, Series A, due January 31, 2019, in the principal amount of $31 million, 3.61%, Series C, due January 31, 2022 in the principal amount of $34 million and 4.89%, Series E, due January 30, 2042, in the principal amount of $35 million.

(C)  REGULATORY PROCEEDINGS

On August 1, 2012, PURA issued a final decision in its investigation of the service response and communications of UI, among other utilities, after Tropical Storm Irene, which passed through Connecticut in August 2011, and the autumn nor’easter, which passed through Connecticut in October 2011. The decision contains reporting requirements for UI with respect to various recommendations, improving mutual assistance, and release of customer information in emergency situations.

On January 9, 2012, a panel formed by Connecticut Governor Malloy issued its “Report of the Two Storm Panel” (the Report).  The Report considered areas such as (i) utility preparedness, tree trimming and infrastructure hardening, (ii) communications and information sharing, and (iii) municipal matters such as preparedness, road safety and shelter operations.  The Report also makes a number of recommendations with respect to emergency preparedness in the State of Connecticut. UI is unable to assess if any of the recommendations related to Connecticut’s utilities will be implemented in the future, but expects any costs associated with any related legislative or regulatory action to be fully recoverable.

On June 18, 2012, pursuant to Connecticut law PA 11-80, PURA initiated a docket for the establishment of performance standards for electric distribution.  PA 11-80 requires PURA to, among other things, establish industry specific standards, review service restoration practices, and establish standards for acceptable performance in an emergency in which more than 10% of any utility’s customers are without service for more than 48 hours.  PURA is required to submit a report to the General Assembly no later than November 1, 2012 identifying the standards established and recommendations for legislative changes necessary to implement the standards.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Rates

UI’s allowed distribution return on equity established by PURA is 8.75%.   UI has an earnings sharing mechanism in place that allows the Company to retain 50% of any distribution earnings above the allowed 8.75% ROE in a calendar year.

UI filed its revised distribution 2011 rate year decoupling results with PURA on June 29, 2012.  The decoupling results included a decoupling adjustment of approximately $4.4 million which is to be collected from customers beginning in the fourth quarter of 2012, pending PURA approval.  PURA is expected to issue a decision on the decoupling adjustment in the third quarter of 2012.  Additionally, PURA approved last resort service Generation Services Charge rates for the period through September 30, 2012.

Approval for the Issuance of Debt

UI has PURA approval for the issuance of up to $379 million principal amount of debt securities from 2010 through 2013 (the Proposed Notes).  The proceeds from the sales of the Proposed Notes may be used by UI for the following purposes:  (1) to finance capital expenditures; (2) the repayment, in July 2011, of the equity bridge loan, the proceeds of which were used to finance UI’s equity contribution in GenConn for the development and construction of  GenConn Devon and GenConn Middletown; (3) to fund UI’s pension plan; (4) to partially repay short-term borrowings that are incurred to temporarily fund the preceding needs; (5) to pay for issuance costs related to the Proposed Notes; (6) to repay $103.5 million principal amount outstanding of pollution control revenue bonds, which were remarketed in the municipal bond market in February 2012, and (7) for general corporate purposes.  UI has issued $303.5 million principal amount of senior unsecured notes pursuant to such PURA approval, $100 million of which were issued in July 2010, $103.5 million of which were issued in January 2012 and $100 million of which were issued in April 2012.

Power Supply Arrangements

UI has wholesale power supply agreements in place for the supply of all of its standard service customers for all of 2012 and 70% of 2013.  Supplier of last resort service is procured on a quarterly basis.  UI’s contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and it elected the “normal purchase, normal sale” exception under ASC 815 “Derivatives and Hedging.”  As such, UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt was to fall below investment grade.  In October 2011, Moody’s Investor Services released its updated credit opinion for UI and maintained its Baa2 rating with a stable outlook.   In May 2012, Standard & Poors’ Investor Services released its updated credit opinion for UI, maintaining its BBB rating with a stable outlook.  If UI’s credit rating were to decline one rating and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings to fall below investment grade at either rating service.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty-day period immediately preceding the default notice.  If such a situation had been in effect as of June 30, 2012, UI would have had to post approximately $9.3 million in collateral.

New Renewable Source Generation

Under Connecticut law, electric distribution companies were required to enter into contracts to purchase the output of new renewable generation totaling at least 150 MW, at prices and upon terms approved by PURA in accordance with statutory requirements.  PURA approved a number of these projects from 2007 through 2009, all of which are governed by a cost sharing agreement with CL&P whereby UI pays approximately 20% of the costs and obtains approximately 20% of the benefits of such contracts. UI was a direct party to two of the contracts.   UI’s costs associated with all such contracts are recoverable, whether UI is a direct party or pursuant to the sharing agreement.  On September 7, 2011, PURA issued a report to the legislature stating that, of the original 150 MW, only 47 MW have the capability of achieving commercial operation within contractual deadlines.  One of the contracts to which UI was a direct party has since been terminated.  Many of the other contracts are also expected to be terminated as the commercial operation deadlines expire.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Under a 2011 Connecticut law (PA 11-80), UI and CL&P are required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) from new facilities installed behind distribution customer meters.  Under this program, UI will be required to enter into contracts totaling approximately $200 million in commitments over an approximate 21 year period.  The obligations will phase in over a six year solicitation period, and are expected to peak at an annual commitment level of about $13.6 million/year after six years.  The cost of the contracts is expected to be partially mitigated through the resale of the RECs.  PA 11-80 provides that the remaining costs of the contracts are recoverable through electric rates.  In December 2011, UI and CL&P submitted a joint petition to PURA outlining a plan to address the new requirements.  PURA approved the program in a final decision on April 4, 2012 and UI and CL&P then requested proposals, which were received on June 12, 2012.  UI is currently evaluating proposals and anticipates executing several contracts in the third quarter of 2012.

PA 11-80 also allows for the development of 30 MW of grid-connected renewable energy. UI & CL&P are each allowed to develop projects capable of generating up to 10 MW and the Department of Energy and Environmental Protection (DEEP) is to solicit proposals for projects capable of generating 10 MW.  In December 2011, DEEP announced that it had selected two 5 MW solar projects in CL&P service territory.  CL&P has executed contracts with the developers of the two 5 MW solar projects to purchase energy and associated products from both projects, and such contracts have been filed with PURA for approval.  UI and CL&P executed a sharing arrangement, pursuant to which UI will pay 20% of the costs, and receive 20% of the revenues, associated with the projects. Pursuant to PA 11-80, the costs of payments made to projects are recoverable through electric rates.  On January 18, 2012, UI filed a proposal with PURA outlining a framework for approval of UI’s renewable connections program under which UI would develop up to 10 MW of renewable generation for recovery on a cost of service basis.  PURA issued a final decision on July 18, 2012, in which it approved the construction of one solar facility and two fuel cell facilities.  The decision approves a return on equity (ROE) equal to the then currently allowed distribution ROE over the life of the investment, which is currently 8.75%.  UI had requested a ROE of 9.5% for the renewable connections program projects.  UI’s participation in the program is voluntary and UI is currently assessing whether or not it will participate in the program.

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions located in Connecticut:  (1) the Greater Springfield Reliability Project, (2) the Interstate Reliability Project and (3) the Central Connecticut Reliability Project.  In December 2011, CL&P submitted an application to the Connecticut Siting Council seeking siting approval of the Interstate Reliability Project.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the Connecticut portions of the NEEWS projects.  Based upon the current projected costs, this amount is approximately $60 million.  As assets are placed in service, CL&P will transfer title to certain transmission assets to UI in proportion to its investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement with UI.  Also, under the terms of the Agreement, there are certain circumstances under which CL&P can terminate the Agreement. Such termination would have no effect on the assets previously transferred to UI.

Through June 30, 2012, UI has made deposits totaling $13.0 million in NEEWS and expects to make the remaining deposits over a period of three to five years, depending on the timing and amount of CL&P’s capital expenditures and the projects’ in service dates.  UI earned pre-tax income of approximately $0.4 million and $0.7 million on such deposits in the three and six month periods ended June 30, 2012, respectively.  On August 7, 2012, UI made an additional deposit in NEEWS of approximately $2.3 million.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

On June 20, 2012, NU, on behalf of CL&P, submitted for filing, the operation and maintenance agreement (O&M Agreement) between UI and CL&P to the FERC.  Under the O&M Agreement, CL&P will serve as a contractor to manage, operate and maintain transmission assets in Connecticut that the FERC has authorized UI to acquire from CL&P.  CL&P and UI plan to transfer portions of such assets from CL&P to UI by the end of 2012, which will trigger the effective date of the O&M Agreement.

Equity Investment in Peaking Generation

UI is a 50-50 joint venturer with NRG in GenConn, which was chosen by PURA to build and operate two new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.  The two new peaking generation projects, GenConn Devon and GenConn Middletown, are both operating in the ISO-New England markets.  GenConn filed a rate case request with PURA on July 27, 2012, seeking approval of 2013 revenue requirements for the annual period commencing January 1, 2013 for both the GenConn Devon and GenConn Middletown facilities.  A final decision on this request is expected by the end of 2012.

Transmission Return on Equity (ROE)

PURA decisions do not affect the revenue requirements determination for transmission, including the applicable return on equity (ROE), which are within the jurisdiction of the FERC.  For 2012, UI is estimating an overall allowed weighted-average ROE for its transmission business in the range of 12.2% to 12.4%.

In September 2011, several New England governmental entities, including PURA, the Connecticut Attorney General and the Connecticut Office of Consumer Counsel, filed a complaint with the FERC against ISO-NE and several New England transmission owners, including UI, claiming that the current approved base ROE on transmission investments of 11.14% is not just and reasonable and seeking a reduction of the base ROE to 9.20%.  The New England transmission owners filed their response to the complaint in October 2011, opposing any change to the base ROE as unsupported.  In May 2012, the FERC issued an order setting the matter for hearing and establishing settlement procedures.  The parties have been unable to reach a settlement.  Settlement proceedings have terminated, and a hearing judge has been assigned.  A FERC order is expected to be issued in 2013.  UI is unable to predict the outcome at this time.  A 25 basis point change in the weighted-average ROE for UI’s transmission business would change net income by approximately $0.6 million annually, for example.  In the event there is a reduction to the ROE, the May order established a refund effective date of October 1, 2011.

(D)  SHORT-TERM CREDIT ARRANGEMENTS

As of June 30, 2012, UI did not have any borrowings outstanding under a revolving credit agreement, entered into by and among UIL Holdings and its regulated subsidiaries including UI, together with a group of banks that will expire on November 30, 2016 (the Credit Facility).  Available credit under the Credit Facility at June 30, 2012 totaled $250 million for UI.  UI records borrowings under the Credit Facility as short-term debt, but the Credit Facility provides for longer term commitments from banks allowing UI to borrow and reborrow funds, at its option, until its expiration, thus affording UI flexibility in managing its working capital requirements.

On January 13, 2012, UI entered into a revolving credit agreement that expired on July 13, 2012 (the UI Credit Facility).  The borrowing limit under the UI Credit Facility was $105 million.    The UI Credit Facility was to provide additional liquidity for UI’s obligation to either remarket or repay and cancel $103.5 million of pollution control revenue bonds, due to be remarketed in the municipal bond market on February 1, 2012.  The pollution control revenue bonds were repaid and cancelled with the issuance of senior unsecured notes that UI entered into with a group of institutional accredited investors on January 30, 2012, as discussed above.  Subsequently, the UI Credit Facility was terminated.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

(E) INCOME TAXES

The combined statutory federal and state income tax rates for UI for the three and six month periods ended June 30, 2012 and 2011 were 40.9% and 40.4%, respectively. The increase in the combined statutory federal and state income tax rate for the 2012 period was due to legislation enacted in Connecticut in 2011 which imposed an additional 10% surcharge on the corporation business tax, effective January 1, 2012. This additional surcharge increased the statutory rate of the Connecticut corporation business tax from 8.25% to 9%.

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of UI’s reported income tax expense to differ from the statutory tax rate described above. The effective book income tax rates for the three and six month periods ended June 30, 2012 were 41.0% and 41.3%, respectively, as compared to 39.7% and 39.4% for each of the three and six month periods ended June 30, 2011.

(G)  PENSION AND OTHER BENEFITS

The United Illuminating Company Pension Plan (the UI Pension Plan) covers the majority of employees of UIL Holdings and UI.  UI also has a non-qualified supplemental pension plan for certain employees and a non-qualified retiree-only pension plan for certain early retirement benefits.

On July 6, 2012, federal legislation became effective which provides funding relief for employer-provided defined benefit pension plans.  Under the law's rate stabilization provision, the interest rates used to estimate pension liabilities and determine employer contributions, which statutorily have been based on the two-year average of interest rates, will be adjusted so that they are within 10% of the average of interest rates for the 25-year period preceding the current year (beginning in 2012) and within 30% of the average of interest rates for the 25-year period preceding the current year (beginning in 2016).  Historical interest rates have yet to be published by the U.S. Department of the Treasury, but current estimates indicate a funding reduction for 2012 of approximately $6 million from previous estimates.  Contributions for 2012, given the impact of the legislation are expected to total of approximately $26 million.  During the six months ended June 30, 2012, UIL Holdings made pension contributions of $20.9 million.

The following table represents the components of net periodic benefit cost for pension and other postretirement benefits (OPEB) as well as the actuarial weighted-average assumptions used in calculating net periodic benefit cost for the three month periods ended June 30, 2012 and 2011:

	Three Months Ended June 30,
	Pension Benefits		Other Postretirement Benefits
	2012	2011	2012	2011
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,666	$1,849	$256	$357
Interest cost	5,591	5,299	926	962
Expected return on plan assets	(5,841)	(5,475)	(385)	(426)
Amortization of:
Prior service costs	161	160	(17)	(26)
Transition obligation (asset)	-	-	98	255
Actuarial (gain) loss	3,591	3,509	340	502
Net periodic benefit cost	$5,168	$5,342	$1,218	$1,624

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

	Six Months Ended June 30,
	Pension Benefits		Other Postretirement Benefits
	2012	2011	2012	2011
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$3,332	$3,698	$512	$715
Interest cost	11,182	10,598	1,852	1,924
Expected return on plan assets	(11,682)	(10,949)	(770)	(852)
Amortization of:
Prior service costs	322	321	(34)	(51)
Transition obligation (asset)	-	-	196	510
Actuarial (gain) loss	7,182	7,016	680	1,004
Net periodic benefit cost	$10,336	$10,684	$2,436	$3,250

	Three and Six Months Ended June 30,
	Pension Benefits		Other Postretirement Benefits
	2012	2011	2012	2011
Discount rate	5.05% - 5.30%	5.10% - 5.35%	5.30%	5.30%
Average wage increase	3.80%	3.80%	N/A	N/A
Return on plan assets	8.00%	8.25%	8.00%	8.25%
Composite health care trend rate (current year)	N/A	N/A	8.00%	8.50%
Composite health care trend rate (2018 forward)	N/A	N/A	5.00%	5.00%

N/A – not applicable

(H)  RELATED PARTY TRANSACTIONS

During the three and six month periods ended June 30, 2012, UI received cash distributions from GenConn of $8.2 million and $12.9 million, respectively.

A Director of UIL Holdings holds a beneficial interest in the building located at 157 Church Street, New Haven, Connecticut, where UI leases office space. UI’s lease payments for this office space for each of the six month periods ended June 30, 2012 and 2011 totaled $2.8 million and $5.1 million, respectively.  For the three month periods ended June 30, 2012 and 2011, such lease payments totaled $0.9 million and $2.4 million, respectively.

Inter-company Transactions

UI receives certain services from, and enters into certain inter-company transactions with, UIL Holdings.  Such transactions primarily relate to outside professional services and stock based compensation.  Costs of the services that are allocated amongst UI and UIL Holdings are based on actual direct costs incurred by the respective company, which are settled at the end of each month by way of inter-company billings and wire transfers.  At June 30, 2012 and 2011, the Balance Sheet reflects inter-company receivables of $2.7 million and $15.1 million, respectively, and inter-company payables of $7.6 million and $8.4 million, respectively.

Dividends/Capital Contributions

In 2011 and 2012, UI made wire transfers to UIL Holdings on a quarterly basis, representing an amount approximately equal to UI’s forecasted net income, in order to maintain its capitalization structure as allowed per the 2008 Rate Case.  For the six months ended June 30, 2012 and 2011, UI accrued dividends to UIL Holdings of $39.3 million and $35.3 million, respectively.

(J)  COMMITMENTS AND CONTINGENCIES

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee), the carrying value of which was $0.2 million as of June 30, 2012.  In 1996, the Board of Directors of Connecticut Yankee voted unanimously to retire the Connecticut Yankee nuclear plant (the Connecticut Yankee Unit) from commercial operation.  Connecticut Yankee updates the cost of its remaining decommissioning activity, which consists primarily of ground water monitoring and nuclear fuel storage, at least annually, and provides UI with a projected recovery schedule depicting annual costs expected to be billed to UI, including a return on investment over the term of the projected recovery period.  The present value of these costs is calculated using UI’s weighted-average cost of capital and, after consideration of recoverability, recorded as a Connecticut Yankee Contract Obligation and a corresponding regulatory asset.  As of June 30, 2012, UI has regulatory approval to recover in future rates (through the CTA) its $12.7 million regulatory asset for Connecticut Yankee over a term ending in 2015.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

DOE Spent Fuel Litigation

In the Nuclear Waste Policy Act of 1982 (the Act), Congress provided for the United States Department of Energy (DOE) to dispose of spent nuclear fuel and other high-level waste (Nuclear Waste) from nuclear generating plants.  In 1983, Connecticut Yankee and the DOE entered into a standard disposal contract mandated by the Act which required the DOE to begin disposing of Connecticut Yankee’s Nuclear Waste by the end of January 1998.

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 contracts by the DOE.  In September 2010, the Court issued its decision and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001.  In November 2010, the DOE appealed the decision to the United States Court of Appeals for the Federal Circuit and Connecticut Yankee filed a notice of cross-appeal.  On May 18, 2012, the United States Court of Appeals affirmed the September 2010 United States Court of Federal Claims award and on August 1, 2012 the DOE filed a petition for rehearing with the appellate court.  In light of its ownership share, UI would receive approximately $3.8 million of such award which would be refunded to customers.

In December 2007, Connecticut Yankee filed a second set of complaints with the United States Court of Federal Claims against the DOE seeking unspecified damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In July 2009, Connecticut Yankee provided the DOE with a second set of damage claims totaling approximately $135 million for damages incurred from January 1, 2002 through December 31, 2008.  In light of its ownership share, UI would receive approximately $12.8 million of such award which would be refunded to customers.  As an interim measure until the DOE complies with its contractual obligation to dispose of Connecticut Yankee’s spent fuel, Connecticut Yankee constructed an independent spent fuel storage installation (ISFSI), utilizing dry-cask storage, on the site of the Connecticut Yankee Unit and completed the transfer of its Nuclear Waste to the ISFSI in 2005.

Environmental Concerns

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, UI may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, as well as additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of UI.  Significant environmental issues known to UI at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In June 2006, UI executed an agreement with the City of Bridgeport and its Redevelopment Authority (the City) for the transfer of title of UI’s Steel Point property to the City.  Pursuant to a Memorandum of Understanding (MOU) among UI, the City, and the City’s selected developer for the property, the City and the developer released UI from any further liability with respect to the Steel Point property after title transferred, and the City and/or the developer has indemnified UI for environmental matters related to the Steel Point property.  The Steel Point property includes the land up to the bulkhead.  The MOU provides that there is no indemnity for liability related to contaminated harbor sediments, and UI is not aware of any such claims.  UI would seek to recover any uninsured costs related to such sediments that are UI’s responsibility, to the extent incurred, through the CTA, in accordance with the ratemaking treatment approved in PURA’s July 2006 decision.

A site on the Mill River in New Haven was conveyed by UI in 2000 to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission facilities on the site.  At the time of the sale, a fund of approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the site into compliance with applicable environmental laws.  As of March 31, 2012, approximately $0.1 million of the escrow fund remains.  QE has since sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  UI is unaware of what agreement was reached between QE and Evergreen Power and Asnat regarding future environmental liability or what remediation activity remains to be undertaken at the site.  In July 2008, Evergreen Power and Asnat submitted a claim to UI seeking compensation for environmental remediation on the property, including the existing building which remains on the site. On January 5, 2012, Evergreen Power and Asnat filed a lawsuit in federal district court in Connecticut against UI seeking, among other things, (i) an order directing UI to reimburse the plaintiffs for costs they have incurred and will incur for the testing, investigating, and remediating of hazardous substances at the property and (ii) an order directing UI to investigate and remediate the property.  In May 2012, UI filed an answer and counterclaims, and the plaintiffs filed an answer to UI’s counterclaims.  On July 30, 2012, Evergreen Power and Asnat filed a motion for partial summary judgment with respect to UI’s liability under the federal Comprehensive Environmental Response, Compensation, and Liability Act.  UI is presently reviewing the motion and will be filing a response.  UI’s knowledge of the current conditions at the site is insufficient to make a reasonable update of the original $1.9 million remediation estimate.  UIL Holdings cannot presently assess the potential financial impact, if any, of the suit, and thus has not recorded a liability related to it.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

In April 1999, UI completed the sale of its Bridgeport Harbor Station and New Haven Harbor Station generating plants in compliance with Connecticut’s electric utility industry restructuring legislation.  With respect to the portion of the New Haven Harbor Station site that UI retained, UI has performed an additional environmental analysis, indicating that approximately $3.2 million in remediation expenses will be incurred.  Actual remediation costs may be higher or lower than what is currently estimated.  The required remediation is virtually all on transmission-related property and UI has accrued these estimated expenses, which were recovered in transmission rates.

From 1961 to 1976, UI owned a parcel of property in Derby, CT, on which it operated an oil-fired electric generating unit.  For several years, DEEP has been monitoring and remediating a migration of fuel oil contamination from a neighboring parcel of property into the adjacent Housatonic River.  Based on its own investigation to date, UI believes it has no responsibility for this contamination.  If regulatory agencies determine that UI is responsible for the cost of these remediation activities, UI may incur substantial costs, no estimate of which is currently available.

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system filed lawsuits in Connecticut state court on September 22, 2009, March 23, 2009 and January 25, 2010, respectively.  The claims, as revised by the general contractor in October 2011, sought payment for change order requests of approximately $33.3 million, a 10% general contractor mark-up on any approved subcontractor change order claims (approximately $2.3 million), interest, costs, and attorneys' fees.

In December 2011, UI settled claims brought by the two subcontractors and their respective lawsuits were dismissed with prejudice.  The claim by the general contractor was not settled and UI is vigorously defending the litigation.  Based on the settlement of the claims of the two subcontractors, UI estimates that the claims of the general contractor have been reduced to approximately $8.4 million, exclusive of the contractor’s claims for interest, costs, and attorneys’ fees.  UI also is pursuing an indemnification claim against the general contractor.  A trial on the general contractor’s claim and UI’s indemnification claim is expected to begin in the third quarter of 2012.

UI expects to recover amounts paid to resolve the change order requests through its transmission revenue requirements.

Purchase and Sale Agreement

As part of its plan to consolidate operations and office personnel, on July 7, 2011, UI entered into an agreement for the sale of the Electric System Work Center (ESWC) located at 801 Bridgeport Avenue in Shelton, CT for approximately $10.2 million.  UI acquired the ESWC for approximately $16 million and expects to recover any loss resulting from the sale of the property through the regulatory process.  The transaction, which has been approved by PURA, is expected to close by the first quarter of 2014 after the completion of due diligence, zoning approval, and site plan approval periods.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

(K) FAIR VALUE MEASUREMENTS

As required by ASC 820 “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UI assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth UI’s financial assets and liabilities, other than pension benefits and OPEB, at fair value on a recurring basis as of June 30, 2012 and 2011.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
June 30, 2012	(In Thousands)
Assets:
Contracts for differences	$-	$-	$81,571	$81,571
Supplemental retirement benefit trust life insurance policies	-	6,035	-	6,035
	$-	$6,035	$81,571	$87,606

Liabilities:
Contracts for differences	$-	$-	$259,895	$259,895
Long-term debt (Note A)	-	894,406	-	894,406
	$-	$894,406	$259,895	$1,154,301

Net fair value assets/(liabilities), June 30, 2012	$-	$(888,371)	$(178,324)	$(1,066,695)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
June 30, 2011	(In Thousands)
Assets:
Contracts for differences	$-	$-	$84,254	$84,254
Supplemental retirement benefit trust life insurance policies	-	5,930	-	5,930
	$-	$5,930	$84,254	$90,184

Liabilities:
Contracts for differences	$-	$-	$269,498	$269,498
	$-	$-	$269,498	$269,498

Net fair value assets/(liabilities), June 30, 2011	$-	$5,930	$(185,244)	$(179,314)

The determination of fair value of the CfDs was based on a probability-based expected cash flow analysis that was discounted at the June 30, 2012 or 2011 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  Additional quantitative information about Level 3 fair value measurements is as follows:

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

	Unobservable Input	Range

Contracts for differences	Risk of non-performance	1.09% - 1.62%
	Discount rate	1.67% - 2.03%
	Forward pricing ($ per MW)	$1.40 - $9.83

Significant isolated changes in the risk of non-performance, the discount rate or the contract term pricing would result in an inverse change in the fair value of the CfDs.

In addition, UI performed an assessment of risks related to obtaining regulatory, legal and siting approvals, as well as obtaining financing resources and ultimately attaining commercial operation.   PURA has determined that changes in fair value associated with the CfDs are fully recoverable.  As a result, such changes have no impact on UI’s net income.

Fair value of long-term debt is based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes of new issue prices and relevant credit information.

The determination of the fair value of the supplemental retirement benefit trust life insurance policies was based on quoted prices as of June 30, 2012 and 2011 in the active markets for the various funds within which the assets are held.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the three month period ended June 30, 2012.
Six Months Ended
June 30, 2012

Net fair value assets/(liabilities), December 31, 2011	$(184,093)
Unrealized gains and (losses), net	5,769
Net fair value assets/(liabilities), June 30, 2012	$(178,324)

Change in unrealized gains (losses), net relating to net fair value
assets/(liabilities), still held as of June 30, 2012	$5,769

The following table sets forth a reconciliation of changes in the net regulatory asset/(liability) balances that were established to recover any unrealized gains/(losses) associated with the CfDs for the six month period ended June 30, 2012.  The amounts offset the net contract for differences liabilities included in the derivative liabilities detailed above.

Six Months Ended
June 30, 2012
(In Thousands)

Net regulatory assets/(liabilities), December 31, 2011	$184,093
Unrealized (gains) and losses, net	(5,769)
Net regulatory assets/(liabilities), June 30, 2012	$178,324